EX 99.1
XPEL Acquires Veloce Innovation a Leading Distributor of Architectural Films

San Antonio, TX – January 11, 2021 – XPEL, Inc. (Nasdaq: XPEL) (the "Company"), a global provider of protective films and coatings, announces the acquisition of Houston, Texas-based Veloce Innovation, a leading provider of architectural films for use in residential, commercial, marine and industrial settings. The acquisition closed on December 31, 2020.

Ryan Pape, President and Chief Executive Officer of XPEL, stated, “We’re pleased to welcome industry veteran Harry Rahman and his team from Veloce to XPEL. Harry brings a wealth of experience, extensive knowledge and deep relationships in the architectural window film industry. We look forward to leveraging Harry’s expertise to accelerate revenue generation in this key product segment for XPEL.”

“XPEL has a premium brand and increasing recognition in the architectural film marketplace. With XPEL’s vast resources and global infrastructure, I look forward to this opportunity to help drive the continued progress and strong growth of XPEL’s commercial and residential window segment,” commented Harry Rahman, Founder of Veloce Innovation.

Terms of the acquisition agreement were not disclosed.

About XPEL, Inc.

XPEL is a leading provider of protective films and coatings, including automotive paint protection film, surface protection film, automotive and architectural window films, and ceramic coatings. With a global footprint, a network of trained installers and proprietary DAP software, XPEL is dedicated to exceeding customer expectations by providing high-quality products, leading customer service, expert technical support and world-class training. XPEL, Inc. is publicly traded on Nasdaq under the symbol “XPEL”.

Safe harbor statement

This release includes forward-looking statements regarding XPEL, Inc. and its business, which may include, but is not limited to, anticipated use of proceeds from capital transactions, expansion into new markets, and execution of the company's growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "is expected," "expects," "scheduled," "intends," "contemplates," "anticipates," "believes," "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may," "could," "would," "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of XPEL. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, performance and acceptance of the company's products, economic factors, competition, the equity markets generally and many other factors beyond the control of XPEL. Although XPEL has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and XPEL undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information, contact:
Investor Relations: John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com